                                 LEHMAN XS TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-2N

                                 TERMS AGREEMENT

                                                         Dated: January 27, 2006


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of January 1, 2006 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of August 23, 2005 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2006-2N.

Terms of the Series 2006-2N Certificates: Lehman XS Trust Mortgage Pass-Through Certificates, Series 2006-2N, Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2A, Class 2-A2B, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7, Class M8, Class X, Class C, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of two pools of conventional, first lien, adjustable rate, fully amortizing, negative amortization residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of $2,143,967,170.30 (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2A, Class 2-A2B, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7 and Class M8 Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-127589.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2A and Class 2-A2B Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class M1 Certificates be rated "AA+" by S&P and "Aa1" by Moody's; the Class M2 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class M3 Certificates be rated "AA-" by S&P and "Aa3" by Moody's; the Class M4 Certificates be rated "A+" by S&P and "A1" by Moody's; the Class M5 Certificates be rated "A+" by S&P and "A2" by Moody's; the Class M6 Certificates be rated "A-" by S&P and "Baa1" by Moody's; the Class M7 Certificates be rated "BBB+" by S&P and "Baa3" by Moody's; and the Class M8 Certificates be rated "BBB-" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.


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The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: January 1, 2006.

Closing Date: 10:00 A.M., New York time, on or about January 31, 2006. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.


                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]


                                       2
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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                  LEHMAN BROTHERS INC.


                                                  By: __________________________
                                                      Name:  Mary Stone
                                                      Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President

                                   Schedule 1

                      Initial
                    Certificate                                                 Approximate Amount
                     Principal     Certificate Interest     Purchase Price      Purchased by Lehman
 Class               Amount(1)             Rate               Percentage            Brothers Inc.
-----------------------------------------------------------------------------------------------------
  1-A1              $961,906,000        Variable(2)               100%              $961,906,000
  1-A2              $352,698,000        Variable(2)               100%              $352,698,000
  1-A3              $169,936,000        Variable(2)               100%              $169,936,000
  2-A1              $446,691,000        Variable(2)               100%              $446,691,000
 2-A2A              $ 44,080,000        Variable(2)               100%              $ 44,080,000
 2-A2B              $ 10,000,000        Variable(2)               100%              $ 10,000,000
   M1               $ 48,239,000        Variable(2)               100%              $ 48,239,000
   M2               $ 25,727,000        Variable(2)               100%              $ 25,727,000
   M3               $ 12,863,000        Variable(2)               100%              $ 12,863,000
   M4               $ 10,719,000        Variable(2)               100%              $ 10,719,000
   M5               $ 11,791,000        Variable(2)               100%              $ 11,791,000
   M6               $ 15,007,000        Variable(2)               100%              $ 15,007,000
   M7               $ 10,719,000        Variable(2)               100%              $ 10,719,000
   M8               $ 10,719,000        Variable(2)               100%              $ 10,719,000

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(1) These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.